Gladstone Investment Corporation Reports Financial Results for its
Third Quarter Ended December 31, 2023
MCLEAN, VA, February 6, 2024: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its third fiscal quarter ended December 31, 2023. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31, 2023	September 30, 2023	$ Change	% Change
For the quarter ended:
Total investment income	$23,081	$20,277	$2,804	13.8%
Total expenses, net(A)	13,337	22,007	(8,670)	(39.4)%
Net investment (loss) income(A)	9,744	(1,730)	11,474	NM
Net realized gain	43,461	289	43,172	NM
Net unrealized appreciation (depreciation)	(46,626)	48,797	(95,423)	NM
Net increase in net assets resulting from operations(A)	$6,579	$47,356	$(40,777)	(86.1)%
Net investment (loss) income per weighted-average common share(A)	$0.28	$(0.05)	$0.33	NM
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.24	$0.02	8.3%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.19	$1.40	$(1.21)	(86.4)%
Cash distribution per common share from net investment income	$0.43	$0.20	$0.23	115.0%
Cash distribution per common share from net realized gains(C)	$0.81	$0.16	$0.65	406.3%
Weighted-average yield on interest-bearing investments	14.4%	14.6%	(0.2)%	(1.3)%
Total dollars invested	$68,200	$66,813	$1,387	2.1%
Total dollars repaid and collected from sales and recapitalization of investments	$77,953	$—	$77,953	NM
Weighted-average shares of common stock outstanding - basic and diluted	34,351,597	33,817,214	534,383	1.6%
Total shares of common stock outstanding	35,351,954	33,895,675	1,456,279	4.3%

As of:
Total investments, at fair value	$902,808	$915,636	$(12,828)	(1.4)%
Fair value, as a percent of cost	103.9%	109.7%	(5.8)%	(5.2)%
Net assets	$459,941	$475,666	$(15,725)	(3.3)%
Net asset value per common share	$13.01	$14.03	$(1.02)	(7.3)%
Number of portfolio companies	25	26	(1)	(3.8)%
NM = Not Meaningful
(A)Inclusive of $0.6 million, or $0.02 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended December 31, 2023 and $9.8 million, or $0.29 per weighted-average common share of capital gains-based incentive fees accrued during the three months ended September 30, 2023, respectively. These fees were (reversed)/accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended December 31, 2023, the following significant events occurred:
•Portfolio Activity:
◦Invested an additional $64.7 million in the form of $39.0 million of secured second lien debt and $25.7 million of common equity in SFEG Holdings, Inc. to fund an add-on acquisition.
◦Exited our investment in Counsel Press, Inc. (“Counsel Press”), which resulted in success fee income of $1.4 million, a realized gain of $43.5 million, and the repayment of our debt investment of $27.5 million at par.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of October, November and December 2023;
◦Paid a $0.12 per common share supplemental distribution to common stockholders in November 2023; and
◦Paid an $0.88 per common share supplemental distribution to common stockholders in December 2023.
•At-the-market (“ATM”) Program Activity:
◦Sold 1,456,279 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.51 per share and raised approximately $20.8 million in net proceeds. These sales were above our then-current estimated NAV per share.
•Financing activity:
◦Amended our credit facility, including extending the maturity date to October 30, 2028, reducing our total facility size from $180.0 million to $135.0 million, and adjusting the base spread rate.
Third Quarter Results: Net investment income for the quarter ended December 31, 2023 was $9.7 million, or $0.28 per weighted-average common share, compared to net investment loss of $1.7 million, or $(0.05) per weighted-average common share, for the quarter ended September 30, 2023. This increase was a result of a decrease in total expenses, net of credits, primarily due to a decrease in accruals for capital gains-based incentive fees, and an increase in total investment income in the current quarter.
Total investment income for the quarters ended December 31, 2023 and September 30, 2023 was $23.1 million and $20.3 million, respectively. The increase quarter over quarter was due to a $1.4 million increase in interest income, primarily due to increased interest income on the additional debt investments made during the current quarter, in addition to a $1.4 million increase in dividend and success fee income related to fees received from the exit of Counsel Press.
Total expenses, net of credits, for the quarters ended December 31, 2023 and September 30, 2023 were $13.3 million and $22.0 million, respectively. The quarter over quarter decrease was primarily due to a $10.4 million decrease in accruals for the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses. This decrease was partially offset by a $0.4 million increase in interest expense, primarily due to borrowings on our line of credit.
Net asset value per common share as of December 31, 2023 was $13.01, compared to $14.03 as of September 30, 2023. The quarter over quarter decrease was primarily due to $46.6 million, or $1.36 per common share, of net unrealized depreciation on investments and other, and $43.1 million, or $1.24 per common share, of distributions paid to common shareholders. These decreases were partially offset by $43.5 million, or $1.27 per common share, of realized gains on investments and $9.7 million, or $0.28 per common share, of net investment income.

Subsequent Events: After December 31, 2023, the following significant events occurred:
•Distributions and Dividends: In January 2024, our Board of Directors declared the following monthly and supplemental distributions to common stockholders.

Record Date	Payment Date	Distribution per Common Share
January 23, 2024	January 31, 2024	$0.08
February 21, 2024	February 29, 2024	0.08
March 21, 2024	March 29, 2024	0.08
	Total for the Quarter:	$0.24
•At-the-market (“ATM”) program activity:
◦In January 2024, we sold 538,206 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.53 per share and raised approximately $7.7 million in net proceeds. These sales were above our then-current estimated NAV per share.

•Financing activity:
◦On February 5, 2024, we amended our credit facility, increasing the size from $135.0 million to $200.0 million.
•New Investment Advisory Agreement:
On January 4, 2024, we reconvened our Special Meeting of Stockholders (the “Special Meeting”) that was adjourned on December 11, 2023. Our stockholders voted and approved the new investment advisory agreement between us and the Adviser (the "New Advisory Agreement") at the Special Meeting.
The New Advisory Agreement is the result of an anticipated change in control of the Adviser. From inception, the Adviser has been 100% indirectly owned and controlled by David Gladstone. David Gladstone owns 100% of the voting and economic interests of The Gladstone Companies, Ltd., which in turn owns 100% of the voting and economic interests of The Gladstone Companies, Inc., which in turn owns 100% of the voting and economic interests of the Adviser. Immediately after approval by the stockholders of Gladstone Capital Corporation of a similar advisory agreement, which occurred on January 24, 2024, the Adviser entered into a voting trust agreement (the “Voting Trust Agreement”), among David Gladstone, Lorna Gladstone, Laura Gladstone, Kent Gladstone and Jessica Martin, each as a trustee and collectively, as the board of trustees of the voting trust (the “Voting Trust Board”), the Adviser and certain stockholders of the Adviser, pursuant to which David Gladstone deposited all of his indirect interests in the Adviser, which represented 100% of the voting and economic interests thereof, with the voting trust.
Pursuant to the Voting Trust Agreement, prior to its Effective Date (as defined below) David Gladstone has, in his sole discretion, have the full, exclusive and unqualified right and power to vote in person or by proxy all of the shares of common stock of the Adviser deposited with the voting trust at all meetings of the stockholders of the Adviser in respect of any and all matters on which the stockholders of the Adviser are entitled to vote under the Adviser’s certificate of incorporation or applicable law, to give consents in lieu of voting such shares of common stock of the Adviser at a meeting of the stockholders of the Adviser in respect of any and all matters on which stockholders of the Adviser are entitled to vote under its certificate of incorporation or applicable law, to enter into voting agreements, waive notice of any meeting of stockholders of the Adviser in respect of such shares of common stock of the Adviser and to grant proxies with respect to all such shares of common stock of the Adviser with respect to any lawful corporate action (collectively, the “Voting Powers”).
Commencing on the Effective Date, the Voting Trust Board shall have the full, exclusive and unqualified right and power to exercise the Voting Powers. Each member of the Voting Trust Board shall hold 20% of the voting power of the Voting Trust Board as of the Effective Date. The “Effective Date” shall occur on the earliest of (i) the death of David Gladstone, (ii) David Gladstone’s election (in his sole discretion) and (iii) one year from the date the Voting Trust Agreement is entered into. Following entry into the Voting Trust Agreement, the current members of senior management of the Adviser will continue to manage the day-to-day aspects of the Adviser.

There are no changes to the terms of the Advisory Agreement currently in effect (the "Original Advisory Agreement") in the New Advisory Agreement, including the fee structure and services to be provided, other than the date and term of the New Advisory Agreement as compared to the Original Advisory Agreement. In addition to there being no changes to the fee structure, no other fees or expenses currently paid by us will change as a result of entry into the New Advisory Agreement. There will be no changes to our principal investment objective, investment strategies, fundamental investment restrictions or principal risks as a result of entry into the Voting Trust Agreement or New Advisory Agreement.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	December 31, 2023		September 30, 2023
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment (loss) income	$9,744	$0.28	$(1,730)	$(0.05)
Capital gains-based incentive fee	(615)	(0.02)	9,807	0.29
Adjusted net investment income	$9,129	$0.26	$8,077	$0.24
Weighted-average shares of common stock outstanding - basic and diluted		34,351,597		33,817,214
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, February 7, 2024, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 14, 2024. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13742735. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2023, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.